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                                                                    EXHIBIT 10.2


                        BUY-SELL STOCK OPTION AGREEMENT


         THIS BUY-SELL AND STOCK OPTION AGREEMENT is made as of May 19, 1997 by and between F. H. McCullough, III and Kathy L. McCullough (collectively "McCullough") and Energy Corporation of America ("ECA").

         WHEREAS, McCullough owns, as of the date of this Agreement, 101,925 shares of the common stock of ECA and;

         WHEREAS, McCullough and ECA have engaged in lengthy and thorough discussions and negotiations concerning a possible sale of a portion of the shares to ECA, as well as negotiations concerning the fair market value of the shares; and

         WHEREAS, in consideration of the Purchase Price to be paid by ECA to McCullough as set forth below, McCullough and ECA have agreed to do and hereby agree as follows:

         1. Present Transfer of 2,980 of the Shares. McCullough agrees to transfer, sell and assign, and does hereby transfer, sell and assign to ECA 2,980 shares of the common stock of Energy Corporation of America, a West Virginia corporation, (the "Initial Shares") on the terms hereinafter set forth.

         2. Option to Purchase. After the transfer of the Initial Shares to ECA pursuant to paragraph 1 above, McCullough will own 98,945 shares of ECA common stock. McCullough hereby grants to ECA an option to purchase an additional 8,940 shares (the "Option Shares") on the following terms:

                  a.      ECA may purchase 2,980 of the Option Shares on
         July 1, 1997 and on each July 1 for the next two (2) years for the Purchase Price of $75.00 per share, payable in
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         accordance with paragraph 5 below, by providing notice to McCullough of its desire to purchase such shares. Such notice must be provided on or before June 1 of each year. Accordingly, McCullough hereby grants to ECA an exclusive option to purchase the Option Shares during the period beginning July 1, 1997 and ending July 1, 1999 (the "Option Period").

                 b. In the event ECA fails to exercise, in any year, its option to purchase the Option Shares as provided in subparagraph a above, ECA shall have the right to purchase such Option Shares on the next July exercise date during the Option Period by providing reasonable notice to McCullough and by paying the Purchase Price of $75.00 per share in accordance with paragraph 5 below.

                 c. ECA shall have the absolute right, in its sole discretion, to accelerate all options to purchase under this Agreement and to purchase all, or any portion of the Option Shares at any time during the Option Period.

         3. Purchase Price. The Purchase Price for the Initial Shares transferred simultaneously with the execution of this Agreement shall be Seventy-Five Dollars ($75.00) per share (Two Hundred Twenty-three Thousand Five Hundred Dollars ($223,500)), which Purchase Price shall be paid by ECA to McCullough as set forth in paragraph 5 below. The Purchase Price for the Option Shares shall be Seventy-Five Dollars ($75.00) per share, payable as provided in paragraph 5.

         4. Closing. The closing ("Closing") with respect to the Initial Shares shall occur on June 10, 1997. McCullough shall deliver fully endorsed stock certificates to ECA at 4643 South Ulster, Suite 1100, Denver, Colorado. In the event ECA elects to exercise the option(s) to purchase all or any portion of the Option Shares pursuant to paragraph 2, delivery of the fully endorsed stock





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certificates relating to such shares likewise shall take place at 4643 S.
Ulster, Suite 1100, Denver, Colorado 80237.

                 Payment.

                 At Closing, ECA will pay to McCullough the Purchase Price of Seventy-Five Dollars ($75.00) per share (Two Hundred Twenty-Three Thousand Five Hundred Dollars ($223,500)) for the 2,980 Initial Shares in accordance with McCullough's instructions.

                 In the event ECA elects to exercise its option with respect to the Option Shares which are exercisable on July 1, 1997 (the July 1997 Shares), ECA shall pay the Purchase Price of Two Hundred Twenty-Three Thousand Five Hundred Dollars ($223,500) to McCullough for the July 1997 Shares on August 10, 1997. If ECA elects to exercise its option with respect to the July 1997 shares at a subsequent time pursuant to the terms of this Agreement ECA shall pay to McCullough the Purchase Price with respect to the July 1997 Shares in full.

                 In the event ECA elects to exercise the option(s) to purchase all or any portion of the Option Shares which may be exercised in July 1998 or July 1999 pursuant to paragraph 2, ECA will pay to McCullough the Purchase Price in accordance with McCullough's instructions for such shares in four equal quarterly installments, due July 10, October 10, January 10 and March 10 following the exercise of such option(s). ECA shall have the right, at its sole discretion, to pay any or all of the quarterly installments prior to the time the same are due.

         6. Representations and Warranties. McCullough represents and warrants as follows:

                 a. He is the sole owner of and has the right to sell the Initial Shares and the Option Shares.





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                 b.       The Initial Shares and the Option Shares are free of
         all liens and encumbrances.

                 c. ECA shall receive good and marketable title to the Initial Shares free of all encumbrances.

                 d. In the event ECA elects to exercise the option(s) to purchase all or any of the Option Shares pursuant to paragraph 2, ECA shall receive good and marketable title to the Option Shares free of all encumbrances.

         7. Dividends. All dividends, voting rights, and other incidents of ownership of the 2,980 Initial Shares shall be transferred at Closing. All dividends declared upon the Option Shares, together with all voting rights and all other incidents of ownership, shall be retained by McCullough until ECA shall have exercised its rights to purchase said Option Shares pursuant to the terms of this Agreement. Upon exercise of each of the options and the transfer of the Option Shares from McCullough to ECA, all dividends, voting rights, and other incidents of ownership associated with the shares transferred shall vest in ECA.

         8. Binding Effect; Assignment. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns. ECA may assign its rights under this Agreement without the consent of McCullough provided, however, that no such assignment shall relieve ECA of its obligation to pay the Purchase Price as herein provided.

         9. Entire Agreement. This agreement supersedes all prior agreements, written and oral, between the parties relating to the subject matter of this Agreement. There are no other understandings or agreements between the parties concerning the subject matter of this Agreement.





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         10.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have signed this Agreement.


                                           /s/ F. H. McCULLOUGH, III
                                       ---------------------------------------
                                               F. H. McCULLOUGH, III


                                           /s/ KATHY L. McCULLOUGH
                                       ---------------------------------------
                                               KATHY L. McCULLOUGH


                                       ENERGY CORPORATION OF AMERICA



                                       By: /s/ JOHN MORK
                                          ------------------------------------

                                       Its:  CEO
                                           -----------------------------------






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